                                                Filed Pursuant to Rule 424(b)(2)
                                                           File No. 333-14595-01

PROSPECTUS SUPPLEMENT                               SUN COMMUNITIES OPERATING
(TO PROSPECTUS DATED OCTOBER 30, 1996)                 LIMITED PARTNERSHIP

$100,000,000
MEDIUM-TERM NOTES

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                                  TERMS OF SALE

The following terms may apply to the notes, which we may sell at one or more times. The final terms for each note will be included in a pricing supplement. For more details, see "Description of Notes." We will receive between $99,875,000 and $99,250,000 of the proceeds from the sale of the notes, after paying commissions of between $125,000 and $750,000.

-     Mature 9 months or more                                -     Remarketing features
-     Fixed, floating or zero coupon interest rate. The      -     Certificate or book-entry form
      floating interest rate formula would be based on:      -     Subject to redemption or repurchase at our option
      -    CD Rate                                                 or yours
      -    CMT Rate                                          -     Interest paid on fixed rate notes on May 1 and
      -    Commercial Paper Rate                                   November 1
      -    11th District Cost of Funds Rate                  -     Interest paid on floating rate notes daily,
      -    Federal Funds Rate                                      weekly, monthly, quarterly, semi-annually, or annually
      -    LIBOR                                             -     Minimum denominations of $1,000, increased in
      -    Kenny Rate                                              multiples of $1,000
      -    Prime Rate
      -    Treasury Rate
      -    Such other interest rate basis or interest rate
           formula as may be specified in the applicable
           pricing supplement

WE URGE YOU TO CAREFULLY READ THE ATTACHED PROSPECTUS, THIS PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENT WHICH WILL DESCRIBE THE SPECIFIC TERMS OF THE OFFERING BEFORE YOU MAKE YOUR INVESTMENT DECISION.

SEE "RISK FACTORS" COMMENCING ON PAGE S-2 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUS OR ANY PRICING SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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The notes are being offered on a continuing basis by us to or through Lehman
Brothers Inc., our agent. The notes will not be listed on any securities exchange and there is no assurance that the notes offered hereby will be sold or, if sold, that there will be a secondary market for the notes or liquidity in the secondary market if one develops. We reserve the right to withdraw, cancel or modify the offer made hereby without notice. The agent or us may reject any such offer to purchase notes in whole or in part. See "Plan of Distribution."

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                                 LEHMAN BROTHERS

August 24, 1999

              ABOUT THIS PROSPECTUS SUPPLEMENT; PRICING SUPPLEMENTS

We may use this prospectus supplement, together with the attached prospectus and an attached pricing supplement, to offer our Medium-Term Notes from time to time. The total initial public offering price of notes that may be offered by use of this prospectus supplement is $100,000,000 (or the equivalent in foreign or composite currencies).

This prospectus supplement sets forth certain terms of the notes that we may offer. It supplements the description of the Debt Securities contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will apply and will supersede that information in the prospectus.

Each time we issue notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes being offered and the terms of the offering. The pricing supplement may also add, update or change information in this prospectus supplement or the attached prospectus. Any information in the pricing supplement, including any changes in the method of calculating interest on any note, that is inconsistent with this prospectus supplement will apply and will supersede that information in this prospectus supplement.

It is important for you to read and consider all information contained in this prospectus supplement and the attached prospectus and pricing supplement in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Available Information" on page 2 of the attached prospectus.

                                  RISK FACTORS

Your investment in the notes will include certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are unsophisticated with respect to the significant components of the notes.

CHANGES IN EXCHANGE RATES AND EXCHANGE CONTROLS COULD RESULT IN A SUBSTANTIAL LOSS TO YOU.

An investment in foreign currency notes, which are notes denominated in a specified currency other than U.S. dollars, entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Similarly, an investment in an indexed note, on which all or a part of any payment due is based on a currency other than U.S. dollars, has significant risks that are not associated with a similar investment in non-indexed notes. Such risks include, but are not limited to:

     - the possibility of significant market changes in rates of exchange between U.S. dollars and such specified currency;

     - the possibility of significant changes in rates of exchange between U.S. dollars and the specified currency resulting from official redenomination relating to such specified currency; and

     - the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments.

Such risks generally depend on factors over which we have no control and which cannot be readily foreseen, such as

     -    economic events;

     -    political events; and

     -    the supply of, and demand for, the relevant currencies.

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In recent years, rates of exchange between the U.S. dollar and some foreign currencies in which our notes may be denominated and between these foreign currencies and other foreign currencies, have been volatile. This volatility may be expected in the future. Fluctuations that have occurred in any particular exchange rate in the past are not necessarily indicative, however, of fluctuations that may occur in the rate during the term of any foreign currency note. Depreciation of the specified currency of a foreign currency note against U.S. dollars would result in a decrease in the effective yield of such foreign currency note below its coupon rate and could result in a substantial loss to you on a U.S. dollar basis.

Governments have imposed from time to time, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a specified currency other than U.S. dollars at the time of payment of principal, any premium, or interest on a foreign currency note. There can be no assurance that exchange controls will not restrict or prohibit payments of principal, any premium, or interest denominated in any such specified currency.

Even if there are no actual exchange controls, it is possible that such specified currency would not be available to us when payments on such note are due because of circumstances beyond our control. In this event, we will make required payments in U.S. dollars on the basis described in this prospectus supplement. You should consult your own financial and legal advisors as to the risks of an investment in notes denominated in a currency other than U.S. dollars. See "--The unavailability of currencies could result in a substantial loss to you" and "Description of the Notes--General--Payments of Principal and Interest" below.

The information set forth in this prospectus supplement is directed to prospective purchasers of notes who are United States residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States regarding any matters that may affect the purchase or holding of, or receipt of payments of principal, premium or interest on, notes. Such persons should consult their advisors with regard to these matters. Any pricing supplement relating to notes having a specified currency other than U.S. dollars will contain a description of any material exchange controls affecting such currency and any other required information concerning such currency.

THE UNAVAILABILITY OF CURRENCIES COULD RESULT IN A SUBSTANTIAL LOSS TO YOU.

Except as set forth below, if payment on a note is required to be made in a specified currency other than U.S. dollars and such currency is:

     - unavailable due to the imposition of exchange controls or other circumstances beyond our control;

     -    no longer used by the government of the country issuing such currency;
          or

     - no longer used for the settlement of transactions by public institutions of the international banking community,

then all payments on such note shall be made in U.S. dollars until such currency is again available or so used. The amounts so payable on any date in such currency shall be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency or as otherwise indicated in the applicable pricing supplement. Any payment on such note made under such circumstances in U.S. dollars will not constitute an event of default under the indenture under which such note shall have been issued.

If the specified currency of a note is officially redenominated, other than as a result of European Monetary Union, such as by an official redenomination of any such specified currency that is a composite currency, then our payment obligations on the note will be the amount of redenominated currency that represents the amount of our obligations immediately before the redenomination. The notes will not provide for any adjustment to any amount payable under the notes as a result of:

     - any change in the value of the specified currency of such notes relative to any other currency due solely to fluctuations in exchange rates; or

     - any redenomination of any component currency of any composite currency, unless the composite currency is itself officially redenominated.

Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. In addition, banks do not generally offer non-U.S. dollar-denominated checking or savings account facilities in the United States. Accordingly, payments on notes made in a currency other than U.S. dollars will be made from an account at a bank located outside the United States, unless otherwise specified in the applicable pricing supplement.

JUDGMENTS IN A FOREIGN CURRENCY COULD RESULT IN A SUBSTANTIAL LOSS TO YOU.

The notes will be governed by, and construed in accordance with, the laws of New York State. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar. A 1987 amendment to the Judiciary Law of New York State provides, however, that an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation. Any judgment awarded in such an action will be converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree.

CHANGES IN THE VALUE OF UNDERLYING ASSETS OF INDEXED NOTES COULD RESULT IN A SUBSTANTIAL LOSS TO YOU.

An investment in indexed notes may have significant risks that are not associated with a similar investment in a debt instrument that:

     -    has a fixed principal amount;

     -    is denominated in U.S. dollars; and

     - bears interest at either a fixed rate or a floating rate based on nationally published interest rate references.

The risks of a particular indexed note will depend on the terms of such indexed note. Such risks may include, but are not limited to, the possibility of significant changes in the prices of:

          -    the underlying assets;

          -    another objective price; and

          -    economic or other measures making up the relevant index.

Underlying assets could include:

          -    securities;

          -    currencies;

          -    intangibles;

          -    goods;

          -    articles; and

          -    commodities.

The risks associated with a particular indexed note generally depend on factors over which we have no control and which cannot readily be foreseen. These risks include:

          -    economic events;

          -    political events; and

          -    the supply of, and demand for, the underlying assets.

In recent years, currency exchange rates and prices for various underlying assets have been highly volatile, and volatility may be expected in the future. Fluctuations in rates or prices that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any indexed note.

In considering whether to purchase indexed notes, you should be aware that the calculation of amounts payable on indexed notes may involve reference to:

-    an index determined by an affiliate of the agent; or

- prices that are published solely by third parties or entities which are not regulated by the laws of the United States.

The risk of loss as a result of linking of principal or interest payments on indexed notes to an index and to the underlying assets can be substantial. You should consult your own financial and legal advisors as to the risks of an investment in indexed notes.

THE PROSPECTUS, INCLUDING THIS PROSPECTUS SUPPLEMENT, DOES NOT DESCRIBE ALL RISKS OF AN INVESTMENT IN MULTI-CURRENCY NOTES THAT RESULT FROM SUCH NOTES BEING DENOMINATED IN A FOREIGN CURRENCY OR CURRENCY UNIT EITHER AS THE RISKS EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS THE RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN MULTI-CURRENCY NOTES. MULTI-CURRENCY NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

CREDIT RATINGS ASSIGNED TO THE NOTES ARE NOT NECESSARILY ACCURATE.

The credit ratings assigned to our medium-term note program may not reflect the potential impact of all risks related to structure and other factors on the value of the notes. Accordingly, you should consult you own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of investing in the notes in light of your particular circumstances.

                            DESCRIPTION OF THE NOTES

The following description of the particular terms of the Medium-Term Notes supplements the description of the general terms and provisions of the debt securities set forth in the prospectus. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms of the debt securities described in the prospectus, you should rely on the information in this prospectus supplement.

The pricing supplement for each offering of notes will contain the specific information and terms for that offering. If any information in the pricing supplement, including any changes in the method of calculating interest on any note, is inconsistent with this prospectus supplement, you should rely on the information in the pricing supplement. The pricing supplement may also add, update or change information contained in the prospectus and this prospectus supplement. It is important for you to consider the information contained in the prospectus, this prospectus supplement and the pricing supplement in making your investment decision.

GENERAL

We will issue the notes under an indenture between us, Sun Communities, Inc., our general partner ("Sun"), and Bankers Trust Company, as trustee, dated April 24, 1996 and supplemented August 20, 1997. The indenture is subject to, and governed by, the Trust Indenture Act of 1939. This prospectus briefly outlines some of the indenture provisions. If you would like more information on these provisions, review the indenture and its supplement that we filed with the Securities and Exchange Commission (the "SEC"). The term "debt securities" as used in this prospectus supplement, refers to all debt securities, including the notes, issued and issuable from time to time under the indenture. The following description of the notes will apply to each note offered hereby unless otherwise specified in the applicable pricing supplement.

All debt securities, including the notes, are unsecured and will rank equally with all of our unsecured indebtedness. Unless otherwise specified in the applicable pricing supplement, the notes will not be subject to any sinking fund. Debt securities may be issued under the indenture from time to time up to the aggregate initial offering price authorized by us for each series. As of the date of this prospectus supplement, we have issued debt securities having an aggregate initial offering price $250,000,000. The notes will be subordinate to:

     - the prior claims of each secured mortgage lender to any of our specific properties which secures such lender's mortgage; and

     - any claims of creditors of entities wholly or partly owned, directly or indirectly, by us.

Subject to certain limitations set forth in the indenture, and as described under "--Certain Covenants--Limitations on Incurrence of Debt" below, we may incur additional secured and unsecured indebtedness. We may, from time to time, without the consent of the holders of the notes, issue notes or other debt securities under the indenture in addition to the $100,000,000 of notes offered pursuant to this prospectus supplement and prospectus.

In the discussion that follows, whenever we talk about paying principal on the notes, we mean at maturity, redemption or repurchase. The following terms may apply to each note as specified in the applicable pricing supplement and the note. The notes are currently limited to up to $100,000,000 aggregate initial offering price, or its equivalent in one or more foreign or composite currencies. The notes will be offered continuously, and will mature as specified in the applicable pricing supplement. We may also issue discount notes, indexed notes and amortizing notes.

Unless otherwise specified in the applicable pricing supplement, the notes will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. The notes may also be denominated in one or more foreign or composite currencies. Multi-currency notes will have payments of principal, premium and interest, if any, made in the specified currency. See "Special Provisions Relating to Multi-Currency Notes - Payment of Principal, Premium, if any, and Interest, if any."

Unless otherwise specified in the applicable pricing supplement, you will be required to pay for the notes in the applicable specified currencies. At the present time, there are limited facilities in the United States for the conversion of United States dollars into foreign or composite currencies and vice versa, and commercial banks do not generally offer non-United States dollar checking or savings account facilities in the United States. The agent may be prepared to arrange for the conversion of United States dollars into the applicable specified currency in order to enable you to pay for such multi-currency notes, provided that a request is made to the agent on or before the fifth business day preceding the date of delivery of the multi-currency note, or by such other day as determined by the agent. Each conversion will be made by the agent on terms, conditions, limitations and charges as the agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchaser of each such multi-currency note. See "Special Provisions Relating to Multi-Currency Notes."

Form of Notes; Denominations

Each note will be issued either as a book-entry note, represented by one or more fully registered global securities, or as a certificated note registered in the name of the holders. The minimum denominations of each note, other than a multi-currency note, will be $1,000, and integral multiples thereof. The minimum denominations of each multi-currency note will be specified in the applicable pricing supplement.

Payments of Principal and Interest

Payments of principal of, and payments of premium, if any, and interest, if any, on book-entry notes will be made by us through the trustee to the Depository Trust Company ("DTC"). See "- Book-Entry Notes." In the case of certificated notes, payment of principal and premium, if any, due on the maturity date will be made in immediately available funds upon presentation and surrender thereof at the office or agency maintained by us for such purpose in New York City, currently the corporate trust office of the trustee located initially at Four Albany Street, New York, New York 10006, or, in the case of any repayment on an optional repayment date, upon presentation of such certificated note and a duly completed election form in accordance with the provisions described below. Payment of interest due on the maturity date of each certificated note will be made to the person to whom payment of the principal and premium, if any, shall be made. Payment of interest due on each certificated note on any interest payment date other than the maturity date will be made at the office or agency referred to above maintained by us for such purpose or, at our option, may be made by check mailed to the address of the holder entitled thereto as such address shall appear in our security register. Notwithstanding the foregoing, a holder of $10,000,000 (or, if in a currency other than United States dollars, the equivalent thereof in such specified currency) or more in aggregate principal amount of certificated notes, whether having identical or different terms and provisions, will be entitled to receive interest payments, if any, on any interest payment date other than the maturity date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the trustee not less than 15 days prior to such interest payment date. Any such wire transfer instructions received by the trustee shall remain in effect until revoked by such holder. For special payment terms applicable to multi-currency notes, see "Special Provisions Relating to Multi-Currency Notes - Payment of Principal, Premium, if any, and Interest, if any."

As used in this prospectus supplement, "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in New York City, provided, however, that, with respect to multi-currency notes the payment of which is to be made in a currency or composite currency other than United States dollars, such day is also not a day on which banking institutions are authorized or required by law, regulation or executive order to close in the principal financial center of the country issuing the specified currency (unless the specified currency is European Currency Units ("ECU")), in which case such day is also not a day that appears as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or is not a day designated as an ECU non-settlement day by the ECU Banking Association) or, if ECU non-settlement days do not appear on that page (and are not so designated), a day that is not a day on which payments in ECU cannot be settled in the international interbank market); provided, further, that, with respect to notes as to which LIBOR is an applicable interest rate basis, such day is also a London business day. "London business day" means any day on which dealings in the Designated LIBOR Currency (as hereinafter defined) are transacted in the London interbank market.

The term "principal financial center" means (a) the capital city of the country issuing the specified currency (except as described in the immediately preceding paragraph with respect to ECU) or (b) the capital city of the country to which the Designated LIBOR Currency, if applicable, relates (or, in the case of ECU, Luxembourg), except, in each case, that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire, Swiss francs and ECU's, the "principal financial center" shall be New York City, Sydney, Toronto, Frankfurt, Amsterdam, Milan (solely in the case of clause
(a) above), Zurich, and Luxembourg, respectively.

Transfer or Exchange of Book-Entry Notes

Book-entry notes may be transferred or exchanged only through DTC. See "--Book Entry Notes." Registration of transfer or exchange of certificated notes will be made at the office or agency maintained by us for such purpose in the Borough of Manhattan, New York City, currently the corporate trust office of the trustee located at Four Albany Street, New York, New York 10006. No service charge will be made by us or the trustee for any such registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with it. This does not include exchanges pursuant to the indenture which do not involve any transfer.

Defeasance

The defeasance and covenant defeasance provisions contained in the indenture shall apply to the notes.

THE NOTES MAY PROVIDE FOR REDEMPTION AT OUR OPTION

Unless otherwise specified in the applicable pricing supplement, the notes will not be subject to any sinking fund. The notes will be redeemable at our option prior to stated maturity only if an initial redemption date is specified in the applicable pricing supplement. If so specified, the notes will be subject to redemption at our option on any date on and after the applicable initial redemption date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in such pricing supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such minimum denomination) at the applicable redemption price, together with unpaid interest accrued thereon to the date of redemption, on written notice given to the holders thereof not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the indenture. "Redemption price," with respect to a note, means an amount equal to the initial redemption percentage specified in the applicable pricing supplement, as adjusted by the annual redemption percentage reduction, if applicable, multiplied by the unpaid principal amount to be redeemed. The initial redemption percentage, if any, applicable to a note shall decline at each anniversary of the initial redemption date by an amount equal to the applicable annual redemption percentage reduction, if any, until the redemption price is equal to 100% of the unpaid principal amount to be redeemed. For a discussion of the redemption of Discount Notes, see "--Discount Notes."

THE NOTES MAY PROVIDE FOR REPAYMENT AT THE HOLDER'S OPTION

The notes will be repayable by us at the holder's option prior to stated maturity only if one or more optional repayment dates are specified in the applicable pricing supplement. If so specified, the notes will be subject to repayment at the holders' option on any optional repayment date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in the applicable pricing supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other minimum denomination) at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued thereon to the date of repayment. For any note to be repaid, such note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the trustee at its office maintained for such purpose in the Borough of Manhattan, New York City, currently the corporate trust office of the trustee located at Four Albany Street, New York, New York 10006, or such other address of which we shall from time to time notify you not more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of such repayment option by the holder will be irrevocable. For a discussion of the repayment of Discount Notes, see "-Discount Notes."

Only DTC may exercise the repayment option in respect of global securities representing book-entry notes. Accordingly, beneficial owners of global securities that desire to have all or any portion of the book-entry notes represented by global securities repaid must instruct the participant through which they own their interest and which deposited their interests with DTC to direct DTC to exercise the repayment option on their behalf by delivering the related global security and duly completed election form to the trustee. In order to ensure that such global security and election form are received by the trustee on a particular day, the actual purchaser of each book-entry note represented by a global security (a "beneficial owner") must so instruct the participant through which it owns its interest before such participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners should consult the participants through which they own their respective interests for the respective deadlines for such participants. All instructions given to participants from beneficial owners of global securities relating to the option to elect repayment shall be irrevocable. In addition, at the time such instructions are given, each such beneficial owner shall cause the participant through which it owns its interest to transfer such beneficial owner's interest in the global security or securities representing the related book-entry notes, on DTC's records, to the trustee. See "--Book-Entry Notes."

If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934 and Rule l4e-l of the rules promulgated thereunder, and any other securities laws or regulations in connection with any such repayment.

We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

PAYMENT OF INTEREST

General

Unless otherwise specified in the applicable pricing supplement, interest-bearing notes will be either fixed rate notes or floating rate notes. Fixed rate notes will bear interest from their date of issue at the rate per annum, and floating rate notes will bear interest according to an interest rate formula in each case as specified in the applicable pricing supplement, until the principal thereof is paid or duly made available for payment. Unless otherwise specified in the applicable pricing supplement, interest payments on fixed rate notes and floating rate notes will be made in an amount equal to the interest accrued from and including the immediately preceding interest payment date on which interest has been paid or duly made available for payment, or from and including the date of issue, if no interest has been paid or duly made available for payment with respect to the applicable note, but excluding the applicable interest payment date or the maturity date, as the case may be.

Interest on fixed rate notes and floating rate notes will be payable in arrears on each interest payment date and on the maturity date. Unless otherwise specified in the applicable pricing supplement, the first payment of interest on any note originally issued between a record date and the related interest payment date will be made on the interest payment date immediately following the next succeeding record date to the holder on the next succeeding record date. Unless otherwise specified in the applicable pricing supplement, a "record date" will be the fifteenth calendar day (whether or not a business day) immediately preceding the related interest payment date.

Fixed Rate Notes

Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be payable semiannually in arrears on (1) the dates set forth in the applicable pricing supplement and (2) the maturity date. Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date or the maturity date of a fixed rate note falls on a day that is not a business day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding business day

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with the same force and effect as if made on the date such payment was due, and no interest will accrue on the payment for the period from and after the interest payment date or the maturity date, as the case may be, to the date of the payment on the next succeeding business day.

Floating Rate Notes

The interest rate basis or interest rate bases used to determine the interest rate on the floating rate notes we may issue may be based on one or more of the following base rates:

          -    CD Rate;

          -    CMT Rate;

          -    Commercial Paper Rate;

          -    11th District Cost of Funds Rate;

          -    Federal Funds Rate;

          -    LIBOR;

          -    Kenny Rate;

          -    Prime Rate;

          -    Treasury Rate; or

          - such other interest rate basis or interest rate formula as may be specified in the applicable pricing supplement;

In some cases, the base rate for a floating rate note may be adjusted by adding or subtracting a number of basis points, called the spread, or multiplying by a percentage, called the spread multiplier. Your pricing supplement will specify any spread or spread multiplier applicable to your note.

The base rate, whether or not adjusted, may also be subject to a maximum rate, a minimum rate or both. If you purchase a floating rate note, your pricing supplement will indicate your base rate and whether any of these other features applies and, if so, what they are.

The interest rate in effect on a floating rate note for the period, if any, from the date of issue to the first interest reset date will be the initial interest rate. The interest reset date is a date on which the rate of interest on a note is reset. The interest rate on a floating rate/fixed rate note in effect for the period commencing on the fixed rate commencement date to the maturity date shall be the fixed interest rate, if such rate is specified in the applicable pricing supplement or, if no fixed interest rate is specified, the interest rate in effect thereon on the day immediately preceding the fixed rate commencement date.

The applicable pricing supplement will specify certain terms with respect to which each floating rate note is being delivered, including:

     - whether such floating rate note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note";

     -    the fixed rate commencement date, if applicable;

     -    the fixed interest rate, if applicable;

     -    interest rate basis or bases;

     -    initial interest rate, if any;

     -    initial interest reset date;

     -    interest reset dates;

     -    interest payment period and dates;

     - index maturity (the period to maturity of the instrument or obligation with respect to which the related interest rate basis or bases will be calculated);

     -    maximum interest rate and/or minimum interest rate, if any; and

     -    spread and/or spread multiplier, if any.

If one or more of the applicable interest rate bases is LIBOR or the CMT Rate, the applicable pricing supplement will also specify the Designated LIBOR Currency, and Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, respectively, as such terms are defined below.

When Interest Rate is Determined

         The interest rate borne by the floating rate notes will be determined as follows:

               - A regular floating rate note that is not designated as a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," and that does not have an addendum attached or "Other/Additional Provisions" which relate to a different interest rate formula will bear interest at the rate determined by reference to the applicable interest rate basis or bases (a) plus or minus the applicable spread, if any, and/or (b) multiplied by the applicable spread multiplier, if any, except as described below or in the applicable pricing supplement. Commencing on the initial interest reset date, the rate at which interest on such regular floating rate note will be payable will be reset as of each interest reset date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the initial interest reset date will be the initial interest rate.

               - A note designated as a "Floating Rate/Fixed Rate Note" will, except as described below or in the applicable pricing supplement, bear interest at the rate determined by reference to the applicable interest rate basis or bases (a) plus or minus the applicable spread, if any, and/or (b) multiplied by the applicable spread multiplier, if any. Commencing on the initial interest reset date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each interest reset date; provided, however, that (y) the interest rate in effect for the period, if any, from the date of issue to the initial interest reset date will be the initial interest rate and
                    (z) the interest rate in effect for the period commencing on the fixed rate commencement date to the maturity date shall be the fixed interest rate, if such rate is specified in the applicable pricing supplement or, if no fixed interest rate is specified, the interest rate in effect thereon on the day immediately preceding the fixed rate commencement date.

               - A note designated as an "Inverse Floating Rate Note" will, except as described below or in the applicable pricing supplement, bear interest at the fixed interest rate minus the rate determined by reference to the applicable interest rate basis or bases (a) plus or minus the applicable spread, if any, and/or (b) multiplied by the applicable spread multiplier, if any; provided, however, that, unless otherwise specified in the applicable pricing supplement, the interest rate thereon will not be less than zero. Commencing on the initial interest reset date, the rate at which interest on such Inverse Floating Rate Note shall be payable shall be reset as of each interest reset date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the initial interest reset date will be the initial interest rate.

How Interest Rate is Determined

Unless otherwise specified in the applicable pricing supplement, the interest rate with respect to each interest rate basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable pricing supplement, the interest rate in effect on each day shall be
(a) if such day is an interest reset date, the interest rate determined as of the interest determination date described below immediately preceding the interest reset date or (b) if such day is not an interest reset date, the interest rate determined as of the interest determination date immediately preceding the most recent interest reset date.

The applicable pricing supplement will specify whether the interest reset period between interest reset dates will be daily, weekly, monthly, quarterly, semiannually or annually or some other specified period. Unless otherwise specified in the applicable pricing supplement, the interest reset dates will be, in the case of floating rate notes which reset, as follows:

          -    for notes which reset daily, each business day;

          - for notes which reset weekly, the Wednesday of each week (with the exception of weekly reset floating rate notes as to which the Treasury Rate is an applicable interest rate basis, which will reset the Tuesday of each week, except as described below);

          - for notes which reset monthly, the third Wednesday of each month (with the exception of monthly reset floating rate notes as to which the 11th District Cost of Funds Rate is an applicable interest rate basis, which will reset on the first calendar day of the month);

          - for notes which reset quarterly, the third Wednesday of March, June, September and December of each year;

          - for notes which reset semiannually, the third Wednesday of the two months specified in the applicable pricing supplement; and

          - for notes which reset annually, the third Wednesday of the month specified in the applicable pricing supplement;

With respect to Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the applicable fixed rate commencement date. If any interest reset date for any floating rate note would otherwise be a day that is not a business day, such interest reset date will be postponed to the next succeeding business day, except that in the case of a floating rate note as to which LIBOR is an applicable interest rate basis and such business day falls in the next succeeding calendar month, such interest reset date will be the immediately preceding business day.

The interest rate applicable to each interest reset period commencing on the related interest reset date will be the rate determined by the calculation agent as of the applicable interest determination date and calculated on or prior to the calculation date, except with respect to LIBOR and the 11th District Cost of Funds Rate, which will be calculated on the interest determination date. Unless otherwise specified in the applicable pricing supplement, Bankers Trust Company will be the calculation agent. Upon request of the holder of any floating rate note, the calculation agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding interest reset date with respect to the floating rate note. Unless otherwise specified in the applicable pricing supplement, the calculation date, if applicable, pertaining to any interest determination date will be the earlier of (a) the tenth calendar day after such interest determination date or, if such day is not a business day, the next succeeding business day or (b) the business day immediately preceding the applicable interest payment date or the maturity date, as the case may be.

The "interest determination date" will be:

          - with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate, the Kenny Rate and the Prime Rate, the second business day immediately preceding the applicable interest reset date;

          - with respect to the 11th District Cost of Funds Rate, the last working day of the month immediately preceding the applicable interest reset date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the index;

          - with respect to LIBOR, the second London business day immediately preceding the applicable interest reset date, unless the designated LIBOR currency is British pounds sterling, in which case the interest determination date will be the applicable interest reset date;

          - with respect to the Treasury Rate, the day in the week in which the applicable interest reset date falls on which day treasury bills are normally auctioned (treasury bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable interest reset date, the interest determination date will be the preceding Friday; provided, further, that if the interest determination date would otherwise fall on an interest reset date, then the interest reset date will be postponed to the next succeeding business day; and

          - with respect to a floating rate note the interest rate of which is determined by reference to two or more interest rate bases, the most recent business day which is at least two business days prior to the applicable interest reset date for such floating rate note on which each interest rate basis is determinable.

Each interest rate basis will be determined as of the interest determination date, and the applicable interest rate will take effect on the applicable interest reset date.

Notwithstanding the foregoing, a floating rate note may also have either or both of the following: (a) a maximum interest rate, or ceiling, that may accrue during any interest period and (b) a minimum interest rate, or floor, that may accrue during any interest period. In addition to any maximum interest rate that may apply to any floating rate note, the interest rate on floating rate notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

When Interest is Paid

Except as provided below or in the applicable pricing supplement, interest will be payable on the maturity date and:

          - in the case of floating rate notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

          - in the case of floating rate notes which reset quarterly, on the third Wednesday of March, June, September and December of each year;

          - in the case of floating rate notes which reset semiannually, on the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

          - in the case of floating rate notes which reset annually, on the third Wednesday of the month of each year specified in the applicable pricing supplement.

If any interest payment date other than the maturity date for any floating rate note would otherwise be a day that is not a business day, the interest payment date will be postponed to the next succeeding business day, except that in the case of a floating rate note as to which LIBOR is an applicable interest rate basis and such business day falls in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. If the maturity date of a floating rate note falls on a day that is not a business day, the required payment of principal, premium, if any, and interest will be made on the next succeeding business day with the same force and effect as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after the maturity date to the date of such payment on the next succeeding business day.

All percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation on floating rate notes will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign or composite currency, to the nearest unit (with one-half cent or unit being rounded upwards).

With respect to each floating rate note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the applicable interest period. Unless otherwise specified in the applicable pricing supplement, the interest factor for each such day will be computed by:

          - dividing the interest rate applicable to such day by 360 in the case of floating rate notes for which an applicable interest rate basis is the CD Rate, the Commercial Paper Rate, the 11th District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate;

          - dividing the interest rate applicable to such day by the actual number of days in the year in the case of floating rate notes for which an applicable interest rate basis is the CMT Rate or the Treasury Rate; or

          - dividing the interest rate applicable to such day by 365 days in the case of floating rate notes for which the applicable interest rate basis is the Kenny Rate.

Unless otherwise specified in the applicable pricing supplement, the interest factor for floating rate notes for which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only the applicable interest rate basis specified in the applicable pricing supplement applied.

Unless otherwise specified in the applicable pricing supplement, the calculation agent shall determine each interest rate basis in accordance with the following provisions.

CD Rate Notes

Each CD Rate note will bear interest for each interest reset period at an interest rate equal to the CD Rate and any spread or spread multiplier specified in the CD Rate note and in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, the CD Rate on any interest determination date for a floating rate note whose interest rate is determined with reference to the CD Rate will be:

          (a) The rate on the interest determination date for negotiable United States dollar certificates of deposit having the index maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(5l9), Selected Interest Rates" or any successor publication ("H.15 (519)") under the heading "CDs (Secondary Market)".

          (b) If the rate described in paragraph (a) above is not published by 3:00 P.M., New York City time, on the related calculation date, then the CD Rate will be the rate on the CD Rate interest determination date for negotiable United States dollar certificates of deposit of the index maturity specified in the applicable pricing supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit."

          (c) If neither of the rates described in paragraphs (a) and (b) is published by 3:00 P.M., New York City time, on the related calculation date, then the CD Rate on the CD Rate interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on the CD Rate interest determination date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in New York City (which may include the agent or its affiliates) selected by the calculation agent after consultation with us for negotiable United States dollar certificates of deposit of major United States money market banks with a remaining maturity closest to the index maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time.

          (d) If the dealers selected by the calculation agent pursuant to paragraph (c) are not quoting as mentioned in paragraph (c), the CD Rate determined as of the CD Rate interest determination date will be the CD Rate in effect on the CD Rate interest determination date.

Constant Maturity Treasury ("CMT") Rate Notes

Each CMT Rate note will bear interest for each interest reset period at an interest rate equal to the CMT Rate and any spread or spread multiplier specified in the CMT rate note and the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, the CMT rate on any interest determination date for a floating rate note whose interest rate is determined with reference to the CMT Rate will be:

          (a) The rate displayed on the Designated CMT Telerate Page under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (1) such CMT Rate interest determination date if the Designated CMT Telerate Page is 7055, and (2) the weekly or monthly average, as specified in the applicable pricing supplement, for the week or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related CMT Rate interest determination date occurs, if the Designated CMT Telerate Page is 7052.

          (b) If the rate described in paragraph (a) is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related calculation date, then the CMT Rate for the CMT Rate interest determination date will be the treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15 (519).

          (c) If the rate described in paragraph (b) is no longer published or is not published by 3:00 P.M., New York City time, on the related calculation date, then the CMT Rate on the CMT Rate interest determination date will be the treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate interest determination date with respect to such interest reset date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

          (d) If the information in paragraph (c) is not provided by 3:00 P.M., New York City time, on the related calculation date, then the CMT Rate on the CMT Rate interest determination date will be calculated by the calculation agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate interest determination date reported, according to their written records, by three leading primary United States government securities dealers in New York City (which may include the agent or its affiliates) (each, a "Reference Dealer") selected by the calculation agent (from five Reference Dealers selected by the calculation agent after consultation with us and eliminating the highest quotation (or, in the event of quotation equality, one of the highest) and the lowest quotation (or, in the event of quotation equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.

          (e) If the calculation agent is unable to obtain three Treasury Note quotations pursuant to paragraph (d), the CMT Rate on the CMT Rate interest determination date will be calculated by the calculation agent and will be a yield to maturity based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate interest determination date of three Reference Dealers in New York City (from five such Reference Dealers selected by the calculation agent after consultation with us and eliminating the highest quotation (or, in the event of quotation equality, one of the highest) and the lowest quotation (or, in the event of quotation equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the designated CMT maturity index and a remaining term to maturity closest to the designated CMT maturity index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated. If two Treasury Notes with an original maturity as described in the preceding sentence have remaining terms to maturity equally close to the designated CMT maturity index, the calculation agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity.

          (f) If fewer than three Reference Dealers selected by the calculation agent pursuant to paragraph (e) are quoting, the CMT Rate determined as of such CMT Rate interest determination date will be the CMT Rate in effect on such CMT Rate interest determination date.

"Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service (or any successor service) on the page specified in the applicable pricing supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable pricing supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

"Designated CMT maturity index" means the original period to maturity of the U.S. Treasury securities (either l, 2, 3, 5, 7, l0, 20 or 30 years) specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated or, if no such maturity is specified in the applicable pricing supplement, the designated CMT maturity index shall be 2 years.

Commercial Paper Rate Notes

Each Commercial Paper Rate note will bear interest for each interest reset period at an interest rate equal to the Commercial Paper Rate and any spread or spread multiplier specified in such note and the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, the Commercial Paper Rate on any interest determination date for a floating rate note whose interest rate is determined with reference to the Commercial Paper Rate will be:

          (a) The Money Market Yield (calculated as described below) on such date of the rate for commercial paper having the index maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in H.15
               (519) under the heading "Commercial Paper" or, if unavailable, under such heading representing commercial paper issued by non-financial entities whose bond rating is "AA" or the equivalent from a nationally recognized statistical rating agency.

          (b) In the event that the rate described in paragraph (a) is not published prior to 9:00 A.M., New York City time, on the applicable calculation date, then the Commercial Paper Rate on the Commercial Paper Rate interest determination date will be the Money Market Yield of the rate for commercial paper having the index maturity specified in the applicable pricing supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Commercial Paper."

          (c) If neither of the rates described in paragraphs (a) and (b) is published by 3:00 P.M., New York City time, on the related calculation date, then the Commercial Paper Rate on the Commercial Paper Rate interest determination date will be calculated by the calculation agent and will be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on the Commercial Paper Rate interest determination date, of three leading dealers of commercial paper in New York City (which may include the agent or its affiliates) selected by the calculation agent for commercial paper having the index maturity specified in the applicable pricing supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating organization.

          (d) If the dealers so selected by the calculation agent after consultation with us are not quoting as mentioned in paragraph
               (c), the Commercial Paper Rate determined as of the Commercial Paper Rate interest determination date will be the Commercial Paper Rate in effect immediately prior to the Commercial Paper Rate determination date.

"Money Market Yield" shall be a yield (expressed as a percentage, rounded, if necessary, to the nearest one hundred-thousandth of a percent) calculated in accordance with the following formula:

              Money Market Yield =                  Dx360        x 100
                                                 -----------
                                                 360 - (DxM)

where "D" refers to the per annum rate for commercial paper, quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the period for which accrued interest is being calculated.

11th District Cost of Funds Rate Notes

11th District Cost of Funds Rate notes will bear interest at a rate based on the 11th District Cost of Funds Rate and any spread and/or spread multiplier specified in the 11th District Cost of Funds Rate notes and the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, the 11th District Cost of Funds Rate on any interest determination date for a floating rate note whose interest rate is determined with reference to the 11th District Cost of Funds Rate will be:

          (a) The rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which the 11th District Cost of Funds Rate interest determination date falls, as set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 A.M., San Francisco time, on the 11th District Cost of Funds Rate interest determination date.

          (b) If the rate described in paragraph (a) does not appear on Telerate Page 7058 on such 11th District Cost of Funds Rate interest determination date, then the 11th District Cost of Funds Rate on the 11th

               District Cost of Funds Rate interest determination date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding the 11th District Cost of Funds Rate interest determination date.

          (c) If the FHLB of San Francisco fails to announce the Index on or prior to such 11th District Cost of Funds Rate interest determination date for the calendar month immediately preceding such 11th District Cost of Funds Rate interest determination date, the 11th District Cost of Funds Rate determined as of such 11th District Cost of Funds Rate interest determination date will be the 11th District Cost of Funds Rate in effect on the 11th District Cost of Funds Rate interest determination date.

Federal Funds Rate Notes

Each Federal Funds Rate note will bear interest for each interest reset period at an interest rate equal to the Federal Funds Rate and any spread or spread multiplier specified in the Federal Funds Rate note and the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, the Federal Funds Rate on any interest determination date for a floating rate note whose interest rate is determined with reference to the Federal Funds Rate will be:

          (a) The rate on such date for United States dollar federal funds as published in H.15 (519) under the heading "Federal Funds (Effective)".

          (b) If the rate described in paragraph (a) is not published by 9:00 A.M., New York City time, on the related calculation date, the rate on the Federal Funds Rate interest determination date as published in Composite Quotations under the heading "Federal Funds/Effective Rate."

          (c) If neither of the rates described in paragraphs (a) and (b) is published by 3:00 P.M., New York City time, on the related calculation date, then the Federal Funds Rate on the Federal Funds Rate interest determination date will be calculated by the calculation agent and will be the arithmetic mean (each as rounded, if necessary, to the nearest one hundred-thousandth of a percent) of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in New York City (which may include the agent or its affiliates) selected by the calculation agent after consultation with us prior to 9:00 A.M., New York City time, on the Federal Funds Rate interest determination date.

          (d) If the brokers selected by the calculation agent pursuant to paragraph (c) are not quoting, the Federal Funds Rate determined as of such Federal Funds Rate interest determination date will be the Federal Funds Rate in effect on the Federal Funds Rate interest determination date.

LIBOR Notes

Each LIBOR note will bear interest for each interest reset period at an interest rate equal to LIBOR and any spread or spread multiplier specified in the LIBOR note and the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, the LIBOR rate will be determined in accordance with the following provisions:

          (1) With respect to any interest determination date relating to a floating rate note for which the interest rate is determined with reference to LIBOR, LIBOR will be either: (a) if "LIBOR Reuters" is specified in the note and the applicable pricing supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case the single rate shall be used) for deposits in the Designated LIBOR Currency having the index maturity specified in the note and the applicable pricing supplement, commencing on the applicable interest reset date, that appear(s) on the Designated LIBOR Page as of 11:00 A.M., London time, on the LIBOR interest determination date, or (b) if "LIBOR Telerate" is specified in the note and the applicable pricing supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the note and the applicable pricing supplement as the method for calculating LIBOR, the rate for deposits in the Designated LIBOR Currency having the index maturity specified in the pricing supplement, commencing on the applicable interest reset date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on the LIBOR interest determination date. If fewer than two such offered rates so appear, or if no such rate so appears, as applicable, LIBOR on such LIBOR interest determination date will be determined in accordance with the provisions described in clause (2) below.

          (2) With respect to a LIBOR interest determination date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause
               (1) above, the calculation agent will request the principal London offices of each of four major reference banks (which may include affiliates of the agent) in the London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in the Designated LIBOR Currency for the period of the index maturity specified in the applicable pricing supplement, commencing on the applicable interest reset date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the LIBOR interest determination date and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in the market at that time. If at least two such quotations are so provided, then LIBOR on the LIBOR interest determination date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on the LIBOR interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable principal financial center, on the LIBOR interest determination date by three major banks (which may include affiliates of the agent) in the principal financial center selected by the calculation agent after consultation with us for loans in the Designated LIBOR Currency to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in such market at such time; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, LIBOR determined as of the LIBOR interest determination date will be the rate in effect for the prior interest reset period.

"Designated LIBOR Currency" means the currency or composite currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if no currency or composite currency is specified in the applicable pricing supplement, the Designated LIBOR Currency shall be United States dollars.

"Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service (or any successor service) on the page specified in the pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency, or (b) if "LIBOR Telerate" is specified in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on the Dow Jones Telerate Service (or any successor service) on the page specified in the pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency.

Kenny Rate Notes

Each Kenny Rate note will bear interest for each interest reset period at an interest rate equal to the Kenny Rate and any spread or spread multiplier specified in the Kenny Rate note and the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, the Kenny Rate on any interest determination date for a floating rate note for which the interest rate is determined with reference to the Kenny Rate will be the high grade weekly index on such date made available by Kenny Information Systems to the calculation agent. The weekly index is, and shall be, based upon 30 day yield evaluations at par of bonds, the interest on which is exempt from Federal income taxation under the Internal Revenue Code, of not less than five high grade component issuers selected by Kenny Information Systems which shall include, without limitation, issuers of general obligation bonds. The specific issuers included among the component issuers may be changed from time to time by Kenny Information Systems in its discretion. The bonds on which the weekly index is based shall not include any bonds on which the interest is subject to a minimum tax or similar tax under the Internal Revenue Code, unless all tax-exempt bonds are subject to such tax. In the event Kenny Information Systems ceases to make available the weekly index, a successor indexing agent will be selected by the calculation agent, such index to reflect the prevailing rate for bonds rated in the highest short-term rating category by Moody's Investors Service, Inc. and Standard & Poor's Corporation in respect of issuers most closely resembling the high grade component issuers selected by Kenny Information Systems for its weekly index, the interest on which is

          -    variable on a weekly basis;

          - exempt from Federal income taxation under the Internal Revenue Code; and

          - not subject to a minimum tax or similar tax under the Internal Revenue Code, unless all tax-exempt bonds are subject to such tax.

If such successor indexing agent is not available, the rate for any Kenny Rate interest determination date shall be 67% of the rate determined if the Treasury Rate option had been originally selected.

Prime Rate Notes

Each Prime Rate note will bear interest for each interest reset period at an interest rate equal to the Prime Rate and any spread or spread multiplier specified in the Prime Rate note and the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, the Prime Rate on any interest determination date for a floating rate note for which the interest rate is determined with reference to the Prime Rate will be:

          (a) The rate on the interest determination date as such rate is published in H.15(5l9) under the heading "Bank Prime Loan."

          (b) If the rate described in paragraph (a) is not published prior to 3:00 P.M., New York City time, on the related calculation date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as hereinafter defined) as such bank's prime rate or base lending rate as in effect for the Prime Rate interest determination date.

          (c) If fewer than four such rates appear on the Reuters Screen USPRIME1 Page pursuant to paragraph (b) for the Prime Rate interest determination date, then the Prime Rate shall be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the Prime Rate interest determination date by four major money center banks (which may include affiliates of the agent) in New York City selected by the calculation agent after consultation with us.

          (d) If fewer than four such quotations are provided pursuant to paragraph (c), then the Prime Rate shall be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the Prime Rate interest determination date as furnished in New York City by the major money center banks, if any, that have provided such quotations and by a reasonable number of substitute banks or trust companies (which may include affiliates of the agent) necessary in order to obtain four such prime rate quotations, provided the substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, each having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the calculation agent after consultation with us to provide such rate or rates.

          (e) If the banks or trust companies selected by the calculation agent are not quoting pursuant to paragraph (d), the Prime Rate determined as of the Prime Rate interest determination date will be the Prime Rate in effect on the Prime Rate interest determination date.

"Reuters Screen USPRIME1 Page" means the display on the Reuters Monitor Money Rates Service (or any successor service) on the "USPRIMEl" page (or such other page as may replace the USPRIMEl page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.

Treasury Rate. Each Treasury Rate Note will bear interest for each interest reset period at an interest rate equal to the Treasury Rate and any spread or spread multiplier specified in the Treasury Rate note and the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, the Treasury Rate on any interest determination date for a floating rate note for which the interest rate is determined by reference to the Treasury Rate will be:

          (a) The rate from the auction held on such Treasury Rate interest determination date of Treasury Bills having the index maturity specified in the applicable pricing supplement, as such rate is published in H.15(519) under the heading "Treasury Bills - auction average (investment)".

          (b) If the rate described in paragraph (a) is not published by 3:00 P.M.. New York City time, on the related calculation date, the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury.

          (c) In the event that the results of the auction of Treasury Bills having the index maturity specified in the applicable pricing supplement are not reported as provided by 3:00 P.M., New York City time, on the related calculation date, or if no auction is held, then the Treasury Rate will be calculated by the calculation agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate interest determination date, of three leading primary United States government securities dealers (which may include the agent or its affiliates) selected by the calculation agent after consultation with us, for the issue of Treasury Bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement.

          (d) If the dealers selected by the calculation agent pursuant to paragraph (c) are not quoting as mentioned in such paragraph, the Treasury Rate determined as of such Treasury Rate interest determination date will be the Treasury Rate in effect on such Treasury Rate interest determination date.

OTHER/ADDITIONAL PROVISIONS; ADDENDUM

Any provisions with respect to the notes, including the specification and determination of one or more interest rate bases, the calculation of the interest rate applicable to a floating rate note, the interest payment dates, stated maturity, any redemption or repayment provisions or any other term relating thereto, may be modified and/or supplemented as specified under "Other/Additional Provisions" on the face thereof or in an addendum relating thereto, if so specified on the face thereof and described in the applicable pricing supplement.

DISCOUNT NOTES

We may offer Discount Notes from time to time that have an issue price (as specified in the applicable pricing supplement) that is less than 100% of the principal amount thereof (i.e. par) by more than a percentage equal to the product of 0.25% and the number of full years to stated maturity. Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of a Discount Note and par is referred to as the discount. In the event of redemption, repayment or acceleration of maturity of a Discount Note, the amount payable to the holder of such Discount Note will be equal to the sum of (a) the issue price (increased by any accruals of discount) and, in the event of any redemption of the Discount Note (if applicable), multiplied by the initial redemption percentage (as adjusted by the annual redemption percentage reduction, if applicable) and (b) any unpaid interest accrued thereon to the date of the redemption, repayment or acceleration of maturity, as the case may be.

Unless otherwise specified in the applicable pricing supplement, for purposes of determining the amount of discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a Discount Note, the discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the period from the date of issue to the initial interest payment date for a Discount Note (the "initial period"), corresponds to the shortest period between interest payment dates for the applicable Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to such Discount Note and an assumption that the maturity of such Discount Note will not be accelerated. If the initial period is shorter than the compounding period for the Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the initial period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code, certain Discount Notes may not be treated as having original issue discount within the meaning of the Internal Revenue Code, and notes other than Discount Notes may be treated as issued with original issue discount for federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

INDEXED NOTES

We may from time to time offer Indexed Notes that have principal, premium and/or interest amounts that are determined with reference to the price or prices of specified commodities or stocks, to the exchange rate of one or more designated currencies (including a composite currency such as the ECU) relative to an indexed currency or to other items, in each case as specified in the applicable pricing supplement. In certain cases, holders of Indexed Notes may receive a principal payment on the maturity date that is greater than or less than the principal amount of the Indexed Notes depending upon the relative value on the maturity date of the specified indexed item.

Information as to the method for determining the amount of principal, premium, if any, and/or interest, if any, payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and any material tax considerations associated with an investment in Indexed Notes will be specified in the applicable pricing supplement. See also "Risk Factors."

AMORTIZING NOTES

We may from time to time offer Amortizing Notes with the amount of principal thereof and interest thereon payable in installments over the term of the Amortizing Notes. Unless otherwise specified in the applicable pricing supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable pricing supplement, including a table setting forth repayment information for such Amortizing Notes.

CERTAIN COVENANTS

The indenture contains the following covenants:

Limitations on Incurrence of Debt. We may not, and may not permit any Subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such Debt, the aggregate principal amount of all outstanding Debt of our Subsidiaries and us on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 55% of the sum of (a) our Total Assets as of the end of the calendar quarter prior to the incurrence of such additional Debt and (b) the purchase price of all real estate assets acquired by us or any Subsidiary since the end of such calendar quarter, including those obtained in connection with the incurrence of such Debt (Section 1004(a) of the indenture).

In addition, we may not, and may not permit any Subsidiary to, incur any Debt if the ratio of the Consolidated Income Available for Debt Service to the Maximum Annual Service Charge for the four consecutive fiscal quarters most recently ended prior to the date such additional Debt is to be incurred shall have been less than 1.5 to 1 on a pro forma basis after giving effect thereto and to the application of proceeds therefrom (Section 1004(b) of the indenture).

Further, we will not incur any secured Debt if immediately after giving effect to the incurrence of that Debt, the aggregate principal amount of all outstanding secured Debt of us and our Subsidiaries on a consolidated basis is greater than 35% of the sum of (a) our Total Assets as of the end of the most recent calendar quarter prior to the incurrence of such additional Debt, and (b) the purchase price of any real estate assets acquired by us and our Subsidiaries since the end of such calendar quarter, including those obtained in the connection with the incurrence of such additional Debt (Section 1004(c) of the indenture).

Restrictions on Distributions. We may not, with respect to any partnership interest in us,

          - declare or pay any distributions (other than distributions payable in securities evidencing interests in our capital, except for distributions in Disqualified Stock, for the purpose of acquiring interests in real property or otherwise) thereon;

          - apply any of our property or assets to the purchase, redemption or other acquisition or retirement thereof;

          - set apart any sum for the purchase, redemption or other acquisition or retirement thereof; or

          -    make any other distribution thereon if,

immediately after such declaration or other action referred to above, the aggregate of all such declarations and other actions since the date on which the indenture was originally executed exceeds the sum of Funds from Operations from December 15, 1993 until the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Securities Exchange Act of 1934 (the "Exchange Act"), with the trustee) prior to such declaration or other action and (b) $5 million; provided, however, that the foregoing limitation shall not apply to any declaration or other action referred to above which is necessary to maintain Sun's status as a REIT under the Internal Revenue Code, if the aggregate principal amount of all outstanding Debt of us and our Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles at such time is less than 55% of our Total Assets as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the trustee) prior to such declaration or other action (Section 1005 of the indenture).

Notwithstanding the provisions described in the immediately preceding paragraph, we will not be prohibited from making the payment of any distribution within 30 days after the declaration thereof if, at the date of declaration, such payment would have complied with those provisions (Section 1005 of the indenture).

Provision of Financial Information. Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we must, to the extent permitted under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to such Section 13 or 15(d) (the "Financial Statements") if we were so subject, such documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which we would have been required so to file such documents. We will also in any event:

          - within 15 days after each Required Filing Date, transmit by mail to all holders of notes, as their names and addresses appear in our security register, without cost to such holders, copies of the annual reports and quarterly reports which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such sections;

          - within 15 days after each Required Filing Date, file with the trustee copies of the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such sections; and

          - if filing such documents by us with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder of the notes.

(Section 1010 of the indenture)

Maintenance of Unencumbered Real Estate Assets. We must maintain an Unencumbered Real Estate Asset Value of not less than 150% of the aggregate principal amount of all outstanding unsecured Debt of us and our Subsidiaries (Section 1011 of the indenture).

Unsecured Indebtedness. Any of our Subsidiaries in which both (a) Sun or any Subsidiary of Sun (other than us) and (b) us or any of our Subsidiaries are partners, shareholders, or members shall not be permitted by Sun or us to incur any unsecured Debt (Section 1012 of the indenture).

Definitions.  As used herein,

"Consolidated Income Available for Debt Service" for any period means Consolidated Net Income of our Subsidiaries and us:

          -    plus amounts which have been deducted for:

               -    interest on Debt of our Subsidiaries and us;

               - provision for taxes of our Subsidiaries and us based on income;

               -    amortization of debt discount; and

               -    depreciation and amortization; and

          -    adjusted, as appropriate, for

               - the effect of any non-cash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period; and

               - the effect of equity in net income or loss of joint ventures in which we own an interest to the extent not providing a source of, or requiring a use of, cash, respectively.

"Consolidated Net Income" for any period means the amount of net income (or loss) of our Subsidiaries and us for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

"Debt" of any Subsidiary or us means any indebtedness of any Subsidiary or us, whether or not contingent, in respect of:

          (1) borrowed money or evidenced by bonds, notes, debentures or similar instruments;

          (2) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any Subsidiary;

          (3) letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable;

          (4) the principal amount of all obligations of us or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock; or

          (5) any lease of property by us or any Subsidiary as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness under (1) through (3) above to the extent that any such items (other than letters of credit) would appear as a liability on our consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by us or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than us or any Subsidiary).

Disqualified Stock" means, with respect to any person, any capital stock or partnership interest of such person which by the terms of such capital stock or partnership interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the occurrence of any event or otherwise:

          - matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise;

          - is convertible into or exchangeable or exercisable for Debt or Disqualified Stock; or

          - is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the maturity of the relevant series of notes.

"Funds from Operations" for any period means the Consolidated Net Income of us and our Subsidiaries for such period excluding gains (or losses) from debt restructuring, and sales of property, plus depreciation and amortization (other than that related to corporate office assets or deferred financing costs), after adjustment for unconsolidated partnerships and joint ventures, all determined on a consistent basis for such period.

"Maximum Annual Service Charge" as of any date means the maximum amount which may become payable in a period of 12 consecutive calendar months from such date for interest on, and required amortization of, Debt. The amount payable for amortization will include the amount of any sinking fund or other analogous fund for the retirement of Debt and the amount payable on account of principal on any such Debt which matures serially other than at the final maturity date of such Debt.

"Subsidiary" means a corporation, partnership, joint venture, limited liability company or other entity, a majority of the outstanding voting stock, partnership interests or membership interests of which is owned or controlled, directly or indirectly, by us or by one or more of our Subsidiaries. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

"Total Assets" as of any date means the sum of (a) our Undepreciated Real Estate Assets; and (b) all of our other assets determined in accordance with generally accepted accounting principles (but excluding intangibles and accounts receivable).

"Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of us and our Subsidiaries on such date, before depreciation and amortization and determined on a consolidated basis in accordance with generally accepted accounting principles.

"Unencumbered Real Estate Asset Value" as of any date means the sum of (a) our Undepreciated Real Estate Assets as of the end of the latest calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if that filing is not required under the Exchange Act, with the trustee) prior to such date which Undepreciated Real Estate Assets are not encumbered by any mortgage, lien, charge, pledge, or security interest and (b) the purchase price of any real estate assets that are not encumbered by any mortgage, lien, charge, pledge, or security interest and were acquired by us or any of our Subsidiaries since the end of such calendar quarter.

Reference is made to the section entitled "Description of Debt Securities - Certain Covenants" in the accompanying prospectus for a description of additional covenants applicable to the notes. Compliance with the covenants described herein and such additional covenants with respect to the notes generally may not be waived by the Board of Directors of our general partner, or by the trustee unless the holders of at least a majority in principal amount of all outstanding notes consent to such waiver; provided, however, that the defeasance and covenant defeasance provisions of the indenture described under "Description of Debt Securities - Discharge" and "- Defeasance and Covenant Defeasance" in the accompanying prospectus will apply to the notes, including with respect to the covenants described in this prospectus supplement.

BOOK-ENTRY NOTES

We have established a depository arrangement with DTC regarding the book-entry notes, the terms of which are summarized below. Any additional or differing terms of the depository arrangement with respect to the book-entry notes will be described in the applicable pricing supplement.

Upon issuance, all book-entry notes of up to $200,000,000 aggregate principal amount bearing interest, if any, at the same rate or pursuant to the same formula and having the same date of issue, currency of denomination and payment, interest payment dates, if any, stated maturity date, redemption provisions, if any, repayment provisions, if any, and other terms will be represented by a single global security. Each global security representing book-entry notes will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or a nominee of DTC. No global security may be transferred except as a whole by a nominee of DTC to DTC or to another nominee of DTC, or by DTC or such nominee to a successor of DTC or a nominee of such successor.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be the sole holder of the book-entry notes represented thereby for all purposes under the indenture. Except as otherwise provided below, the beneficial owners of the global security or securities representing book-entry notes will not be entitled to receive physical delivery of certificated notes and will not be considered the holders thereof for any purpose under the indenture, and no global security representing book-entry notes shall be exchangeable or transferable. Accordingly, each beneficial owner must rely on the procedures of DTC and, if such beneficial owner is not a participant, on the procedures of the participant through which such beneficial owner owns its interest in order to exercise any rights of a holder under such global security or the indenture. The laws of some jurisdictions require that certain purchasers of securities must take physical delivery of such securities in certificated form. The above restrictions and laws may impair the ability to transfer beneficial interests in a global security representing book-entry notes.

Unless otherwise specified in the applicable pricing supplement, each global security representing book-entry notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if

          - DTC notifies us that it is unwilling or unable to continue as the depository for the global securities or we become aware that DTC has ceased to be a clearing agency registered under the Exchange Act and, in any such case, we shall not have appointed a successor to DTC within 60 days thereafter;

          - we, in our sole discretion, determine that the global securities shall be exchangeable for certificated notes, or

          - an event of default under the indenture shall have occurred and be continuing with respect to the notes.

Upon any such exchange, the certificated notes shall be registered in the names of the beneficial owners of the global security or securities representing book-entry notes, which names shall be provided by DTC's relevant participants, as identified by DTC, to the trustee.

DTC has provided us the following information:

          - DTC will act as securities depository for the book-entry notes. The book-entry notes will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee. One fully registered global security will be issued for each issue of book-entry notes, each in the aggregate principal amount of such issue, and will be deposited with DTC.

          - DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers (including the agent), banks, trust companies, clearing corporations and certain other organizations.

          - DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies referred to as indirect participants that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

          - Purchases of book-entry notes under DTC's system must be made by or through direct participants, which will receive a credit for such book-entry notes on DTC's records. The ownership interest of each actual purchaser of each book-entry note represented by a global security is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owner entered into the transaction. Transfers of ownership interests in a global security representing book-entry notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of a global security representing book-entry notes will not receive certificated notes representing their ownership interests therein, except in the event that use of the book-entry system for such book-entry notes is discontinued.

          - To facilitate subsequent transfers, all global securities representing book-entry notes which are deposited with, or on behalf of, DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities representing the book-entry notes; DTC's records reflect only the identity of the direct participants to whose accounts such book-entry notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

          - Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          - Neither DTC nor Cede & Co. will consent or vote with respect to the global securities representing the book-entry notes. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the book entry notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

          - Principal, premium, if any, and/or interest, if any, payments on the global securities representing the book-entry notes will he made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of us and the trustee, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct participants and indirect participants.

          - If applicable, redemption notices shall be sent to Cede & Co. If less than all of the book-entry notes of like tenor and terms are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

          - A beneficial owner shall give notice of any election to have its book-entry notes repaid by us, through its participant, to the trustee, and shall effect delivery of such book-entry notes by causing the direct participant to transfer the participant's interest in the global security or securities representing such book-entry notes, on DTC's records, to the trustee. The requirement for physical delivery of book-entry notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing such book-entry notes are transferred by direct participants on DTC's records.

          - DTC may discontinue providing its services as securities depository with respect to the book-entry notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated notes are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC, or a successor securities depository. In that event, certificated notes will be printed and delivered.

The information in this section concerning DTC and DTC's system has been obtained from sources that we believe are reliable, but we take no responsibility for the accuracy thereof.


               SPECIAL PROVISIONS RELATING TO MULTI-CURRENCY NOTES

GENERAL

Unless otherwise specified in the applicable pricing supplement, multi-currency notes will not be sold in, or to residents of, the country issuing the applicable currency. The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents and, with respect to multi-currency notes, is by necessity incomplete. The agent and us disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and premium, if any, and interest, if any, on, multi-currency notes. Such persons should consult their own financial and legal advisors with regard to such matters. See "Risk Factors - Changes in exchange rates and exchange controls could result in a substantial loss to you."

PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST, IF ANY

Unless otherwise specified in the applicable pricing supplement, we are obligated to make payments of principal of, and premium, if any, and interest, if any, on, a multi-currency note in the specified currency or, if such specified currency is not at the time of such payment legal tender for the payment of public and private debts, in such other coin or currency of the country which issued such specified currency as at the time of such payment is legal tender for the payment of such debts. Any such amounts payable by us in the specified currency will be converted by the exchange rate agent named in the applicable pricing supplement into United States dollars for payment to holders unless otherwise specified below or in the applicable pricing supplement or unless the holder of such multi-currency note elects, in the manner hereinafter described, to receive such amounts in the specified currency.

Any United States dollar amount to be received by a holder of a multi-currency note will be based on the highest bid quotation in New York City received by the exchange rate agent at approximately 11:00 A.M., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers, one of whom may be the exchange rate agent, selected by the exchange rate agent and approved by us for the purchase by the quoting dealer of the specified currency for United States dollars for settlement on such payment date in the aggregate amount of such specified currency payable to all holders of multi-currency notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the holders of such multi-currency notes by deductions from such payments. If three such bid quotations are not available, payments will be made in the specified currency unless the specified currency is not available due to the imposition of exchange controls or other circumstances beyond our control.

Holders of multi-currency notes may elect to receive all or a specified portion of any payment of principal, premium, if any, and/or interest, if any, in the specified currency by submitting a written request for such payment to the trustee at its corporate trust office in New York City on or prior to the applicable record date or at least fifteen calendar days prior to the maturity date, as the case may be. The written request may be mailed or hand delivered or sent by facsimile transmission. Holders of multi-currency notes may elect to receive all or a specified portion of all future payments in the specified currency and need not file a separate election for each payment. The election will remain in effect until revoked by written notice to the trustee, but written notice of any such revocation must be received by the trustee on or prior to the applicable record date or at least fifteen calendar days prior to the maturity date, as the case may be. Holders of multi-currency notes to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the specified currency may be made.

Unless otherwise specified in the applicable pricing supplement, if the specified currency is other than United States dollars, a beneficial owner of the related global security or securities which elects to receive payments of principal, premium, if any, and/or interest, if any, in the specified currency must notify the participant through which it owns its interest on or prior to the applicable record date or at least fifteen calendar days prior to the maturity date, as the case may be, of such beneficial owner's election. Such participant must notify DTC of such election on or prior to the third business day after such record date or at least twelve calendar days prior to the maturity date, as the case may be, and DTC will notify the trustee of such election on or prior to the fifth business day after such record date or at least ten calendar days prior to the maturity date, as the case may be. If complete instructions are received by the participant from the beneficial owner and forwarded by the participant to DTC, and by DTC to the trustee, on or prior to such dates, then such beneficial owner will receive payments in the specified currency.

Payments of the principal of, and premium, if any, and/or interest, if any, on, multi-currency notes which are to be made in United States dollars will be made in the manner specified herein with respect to notes denominated in United States dollars. See "Description of the Notes - General." Payments of interest, if any, on multi-currency notes which are to be made in the specified currency on an interest payment date other than the maturity date will be made by check mailed to the address of the holders of such multi-currency notes as they appear in our security register, subject to the right to receive such interest payments by wire transfer of immediately available funds under the circumstances described under "Description of the Notes - General." Payments of principal of, and premium, if any, and/or interest, if any, on, multi-currency notes which are to be made in the specified currency on the maturity date will be made by wire transfer of immediately available funds to an account with a bank designated at least fifteen calendar days prior to the maturity date by each holder thereof, provided that such bank has appropriate facilities therefor and that the applicable multi-currency note is presented and surrendered at the office or agency maintained by us for such purpose in New York City, currently the corporate trust office of the trustee located at Four Albany Street, New York, New York 10006, in time for the trustee to make such payments in such funds in accordance with its normal procedures.

AVAILABILITY OF SPECIFIED CURRENCY

Except as set forth below, if the specified currency for a multi-currency note is not available for the required payment of principal, premium, if any, and/or interest, if any, in respect thereof due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligations to the holder of such multi-currency note by making such payment in United States dollars on the basis of the market exchange rate computed by the exchange rate agent, on the second business day prior to such payment or, if such market exchange rate is not then available, on the basis of the most recently available market exchange rate, or as otherwise specified in the applicable pricing supplement.

The market exchange rate for a specified currency other than United States dollars means the noon dollar buying rate in New York City for cable transfers for such specified currency as certified for customs purposes, or, if not so certified, as otherwise determined, by the Federal Reserve Bank of New York. Any payment made in United

States dollars under such circumstances where the required payment is in a specified currency other than United States dollars will not constitute an event of default under the indenture with respect to the notes.

If the specified currency for a multi-currency note is a composite currency that is not available for the required payment of principal, premium, if any, and/or interest, if any, in respect thereof due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligations to the holder of such multi-currency note by making such payment in United States dollars on the basis of the equivalent of the composite currency in United States dollars. The component currencies of the composite currency for this purpose shall be the currency amounts that were components of the composite currency as of the last day on which the composite currency was used. The equivalent of the composite currency in United States dollars shall be calculated by aggregating the United States dollar equivalents of the component currencies. The United States dollar equivalent of each of the component currencies shall be determined by the exchange rate agent on the basis of the market exchange rate on the second business day prior to the required payment or, if such market exchange rate is not then available, on the basis of the most recently available market exchange rate for each such component currency, or as otherwise specified in the applicable pricing supplement.

If the official unit of any component currency is altered by way of combination or subdivision, the number of units of the currency as a component currency shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as component currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of the original component currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original component currency.

All determinations referred to above made by the exchange rate agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the multi-currency notes.

JUDGMENTS

The notes will be governed by and construed in accordance with the laws of the State of New York. If an action based on multi-currency notes were commenced in a court of the United States, it is likely that such court would grant judgment relating to such multi-currency notes only in United States dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into United States dollars would be determined with reference to the date of default, the date of entry of the judgment or some other date. Under current New York law, a state court in the State of New York rendering a judgment in respect of a multi-currency note would be required to render such judgment in the specified currency, and such foreign currency judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of such judgment. Accordingly, the holder of a multi-currency note would be subject to exchange rate fluctuations between the date of entry of such foreign currency judgment and the time the amount of such foreign currency judgment is paid to such holder in United States dollars and converted by such holder into the specified currency. It is not certain, however, whether a non-New York state court would follow the same rules and procedures with respect to conversions of foreign currency judgments.

We will indemnify the holder of any note against any loss incurred by such holder as a result of any judgment or order being given or made for any amount due under such note and such judgment or order requiring payment in a currency or composite currency (the "Judgment Currency") other than the specified currency, and as a result of any variation between (1) the rate of exchange at which the specified currency amount is converted into the Judgment Currency for the purpose of such judgment or order, and (2) the rate of exchange at which the holder of such note, on the date of payment of such judgment or order, is able to purchase the specified currency with the amount of the Judgment Currency actually received by such holder, as the case may be.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTION

         The following is a summary of the material United States federal income tax considerations that may be relevant to a holder of a note. The summary is based on:

     -    laws;

     -    regulations;

     -    rulings; and

     -    decisions now in effect,

all of which may change, possibly with retroactive effect. This summary deals only with holders that will hold notes as capital assets. This summary does not address tax considerations applicable to investors to whom special tax rules may apply, including:

     -    banks;

     -    tax-exempt entities;

     -    insurance companies;

     -    regulated investment companies;

     -    common trust funds;

     -    dealers in securities or currencies;

     - persons that will hold notes as a part of an integrated investment, including a straddle or conversion transaction, comprised of a note and one or more other positions; or

     -    persons that have a functional currency other than the U.S. dollar.

Any special United States federal income tax considerations relevant to a particular issue of notes, including any indexed notes, dual currency notes or notes providing for contingent payments, will be provided in the applicable pricing supplement. Purchasers of such notes should carefully examine the applicable pricing supplement and should consult with their tax advisors with respect to such notes.

Investors should consult their tax advisors in determining the tax consequences to them of holding notes, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

          As used in this prospectus supplement, the term United States holder means a person who is

     -    a citizen or resident of the United States;

     - a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision;

     - an estate, if United States federal income taxation is applicable to the income of such estate regardless of its source; or

     - a trust if (1) a U.S. court is able to exercise primary supervision over the trust's administration and (2) one or more United States persons have the authority to control all of the trust's substantial decisions. Notwithstanding the preceding sentence, to the extent provided in regulations issued by the Treasury Department, certain trusts in existence on August 20, 1996 and treated as United States persons prior to this date, which elect to continue to be treated as United States persons, will also be considered United States holders.

The term "non-United States holder" means a holder who is not a United States holder. The term "United States" means the United States of America, including the fifty states and the District of Columbia.

UNITED STATES HOLDERS

Payments of Interest

Payments of qualified stated interest, as defined below under "Original Issue Discount," on a note will be taxable to a United States holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the United States holder's method of tax accounting.

If such payments of interest are made relating to a note that is denominated in a foreign currency, the amount of interest income realized by a United States holder that uses the cash method of tax accounting will be the U.S. dollar value of the specified currency payment based on the spot rate of exchange on the date of receipt regardless of whether the payment in fact is converted into U.S. dollars. A United States holder that uses the accrual method of tax accounting will accrue interest income on the foreign currency note in the relevant foreign currency and translate the amount accrued into U.S. dollars based on:

          - the average exchange rate in effect during the interest accrual period, or portion thereof within such holder's taxable year; or

          - at such holder's election, at the spot rate of exchange on (1) the last day of the accrual period or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (2) the date of receipt, if such date is within five business days of the last day of the accrual period.

Such election must be applied consistently by the United States holder to all debt instruments from year to year and can be changed only with the consent of the Internal Revenue Service. A United States holder that uses the accrual method of tax accounting will recognize foreign currency gain or loss, which will be treated as ordinary income or loss, on the receipt of an interest payment made relating to a foreign currency note if the spot rate of exchange on the date of the payment is received differs from the rate applicable to a previous accrual of that interest income.

Purchase, Sale and Retirement of Notes

A United States holder's tax basis in a note generally will equal the cost of such note to such holder

          -    increased by any amounts includable in income by the holder as
               (a) OID and (b) market discount; and

          - reduced by any (a) amortized premium and (b) any payments other than payments of qualified stated interest (each as described below) made on such note.

In the case of a foreign currency note, the cost of such note to a United States holder will be the U.S. dollar value of the foreign currency purchase price on the date of purchase. In the case of a foreign currency note that is traded on an established securities market, a United States holder that uses the cash method of tax accounting, and, if it so elects, a United States holder that uses the accrual method of tax accounting, will determine the U.S. dollar value of the cost of such note by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The amount of any subsequent adjustments to a United States holder's tax basis in a foreign currency note in respect of OID, market discount and premium denominated in a specified currency other than the U.S. dollar will be determined in the manner described under "Original Issue Discount," "Market Discount" and "Notes Purchased at a Premium" below. The conversion of U.S. dollars to another specified currency and the immediate use of such specified currency to purchase a foreign currency note generally will not result in taxable gain or loss for a United States holder. A United States holder who purchases a note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such United States holder's tax basis in the foreign currency and the U.S. dollar value of the foreign currency used to purchase the note, determined on the date of purchase.

Upon the sale, exchange, retirement or other taxable disposition of a note, a United States holder generally will recognize gain or loss equal to the difference between (1) the amount realized on the disposition, less any accrued qualified stated interest, which will be taxable as ordinary income, and (2) the United States holder's adjusted tax basis in such note. If a United States holder receives a specified currency other than the U.S. dollar in respect of such disposition of a note, the amount realized will be the U.S. dollar value of the specified currency received calculated at the spot rate of exchange on the date of disposition.

In the case of a foreign currency note that is traded on an established securities market, a United States holder that uses the cash method of tax accounting, and if it so elects, a United States holder that uses the accrual method of tax accounting, will determine the U.S. dollar value of the amount realized by translating such amount at the spot rate of exchange on the settlement date of the disposition. The election available to accrual basis United States holders in respect of the purchase and sale of foreign currency notes traded on an established securities market, discussed above, must be applied consistently by the United States holder to all debt instruments from year to year and can be changed only with the consent of IRS.

Except as discussed below in connection with foreign currency gain or loss, market discount and short-term notes, gain or loss recognized by a United States holder on the sale, exchange, retirement or other taxable disposition of a note will generally be long term capital gain or loss if the United States holder's holding period for the note exceeded one year at the time of such disposition.

Gain or loss recognized by a United States holder on the sale, exchange, retirement or other taxable disposition of a foreign currency note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held such note. Gain or loss attributable to changes in exchange rates will equal the difference between the U.S. dollar value of the foreign currency principal amount of the note, determined on the date such payment is received or the note is disposed of, and the U.S. dollar value of the foreign currency principal amount of the note, determined on the date the United States holder acquired the note. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by the United States holder on the sale, exchange or retirement of the note.

Original Issue Discount

In General. Notes with a term greater than one year may be issued with OID for United States federal income tax purposes. Such notes are called OID notes in this prospectus supplement. United States holders generally must accrue OID in gross income over the term of the OID notes on a constant yield basis, regardless of their regular method of tax accounting. As a result, United States holders generally will recognize taxable income in respect of an OID note in advance of the receipt of cash attributable to such income.

OID generally will arise if the stated redemption price at maturity of the note exceeds its issue price by more than a de minimis amount of 0.25% of the note's stated redemption price at maturity multiplied by the number of complete years to maturity. OID may also arise if a note has particular interest payment characteristics, such as interest holidays, interest payable in additional securities or stepped interest. For this purpose, the issue price of a note is the first price at which a substantial amount of notes is sold for cash, other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The stated redemption price at maturity of a note is the sum of all payments due under the note, other than payments of qualified stated interest. The term qualified stated interest generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually during the entire term of the OID note at a single fixed rate of interest or, under particular conditions, based on one or more interest indices.

For each taxable year of a United States holder, the amount of OID that must be included in gross income in respect of an OID note will be the sum of the daily portions of OID for each day during such taxable year or any portion of such taxable year in which such a United States holder held the OID note. Such daily portions are determined by allocating to each day in an accrual period a pro rata portion of the OID allocable to that accrual period. Accrual periods may be of any length and may vary in length over the term of an OID note. However, accrual periods may not be longer than one year and each scheduled payment of principal or interest must occur on the first day or the final day of a period.

The amount of OID allocable to any accrual period generally will equal (1) the product of the OID note's adjusted issue price at the beginning of such accrual period multiplied by its yield to maturity, less (2) the amount, if any, of qualified stated interest allocable to that accrual period. The adjusted issue price of an OID note at the beginning of any accrual period will equal the issue price of the OID note, as defined above, (1) increased by previously accrued OID from prior accrual periods, and (2) reduced by any payment previously made on such note, other than payments of qualified stated interest.

Foreign Currency Notes. In the case of an OID note that is also a foreign currency note, a United States holder should determine the U.S. dollar amount includable income as OID for each accrual period by

     - calculating the amount of OID allocable to each accrual period in the specified currency using the constant-yield method described above; and

     - translating the amount of the specified currency so derived at the average exchange rate in effect during the accrual period, or portion of such accrual period within a United States holder's taxable year, or, at the United States holder's election (as described above under "Payments of Interest"), at the spot rate of exchange on (1) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (2) on the date of receipt, if such date is within five business days of the last day of the accrual period.

All payments on an OID note, other than payments of qualified stated interest, will generally be viewed first as payments of previously accrued OID, to the extent thereof, with payments attributed first to the earliest accrued OID, and then as payments of principal. Upon the receipt of an amount attributable to OID, whether in connection with a payment of an amount that is not qualified stated interest or the disposition of the OID note, a United States holder will recognize ordinary income or loss measured by the difference between (1) the amount received and (2) the amount accrued. The amount received will be translated into U.S. dollars at the spot rate of exchange on the date of receipt or on the date of disposition of the OID note. The amount accrued will be determined by using the rate of exchange applicable to such previous accrual.

Acquisition Premium. A United States holder that purchases an OID note for an amount less than or equal to the remaining redemption amount, but in excess of the OID note's adjusted issue price, generally is permitted to reduce the daily portions of OID by a fraction. The numerator of such fraction is the excess of the United States holder's adjusted tax basis in the OID note immediately after its purchase over the OID note's adjusted issue price. The denominator of such fraction is the excess of the remaining redemption amount over the OID note's adjusted issue price. For purposes of this prospectus supplement,

     - "acquisition premium" means the excess of the purchase price paid by a holder for an OID note over the OID note's adjusted issue price; and

     - "remaining redemption amount" means the sum of all amounts payable on an OID note after the purchase date other than payments of qualified stated interest.

The notes may have special redemption, repayment or interest rate reset features, as indicated in the applicable pricing supplement. Notes containing such features, in particular OID notes, may be subject to special rules that differ from the general rules discussed above. Accordingly, purchasers of notes with such features should carefully examine the applicable pricing supplement and should consult their tax advisers relating to such notes.

Variable Rate Notes.  A note will be a "Variable Rate Note" if:

     - the note's "issue price" does not exceed the total noncontingent principal payments by more than the lesser of:

          - .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

          -    15 percent of the total noncontingent principal payments; and

     - the note provides for stated interest (compounded or paid at least annually) only at:

          -    one or more "qualified floating rates;"

          -    a single fixed rate and one or more qualified floating rates;

          -    a single "objective rate;" or

          - a single fixed rate and a single objective rate that is a "qualified inverse floating rate."

A note will have a variable rate that is a "qualified floating rate" if:

     - variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the note is denominated; or

     -    the rate is equal to such a rate multiplied by either:

          - a fixed multiple that is greater than 0.65 but not more than 1.35; or

          - a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

     - the value of the rate on any date during the term of the note is set no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

If a note provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate.

A note will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the note or are not reasonably expected to significantly affect the yield on the note.

A note will have a variable rate that is a single "objective rate" if:

     -    the rate is not a qualified floating rate;

     - the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

     - the value of the rate on any date during the term of the note is set no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

A note will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the note's term.

An objective rate as described above is a "qualified inverse floating rate" if:

     -    the rate is equal to a fixed rate minus a qualified floating rate; and

     - the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

A note will also have a single qualified floating rate or an objective rate if interest on the note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

     - the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than
          0.25 percentage points; or

     - the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if a Variable Rate Note provides for stated interest at a single qualified floating rate or objective rate, all stated interest on the note is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, a fixed rate that is equal to the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the note.

If a Variable Rate Note does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate (other than at a single fixed rate for an initial period), a United States holder generally must determine the interest and OID accrual on the note by:

     - determining a fixed rate substitute for each variable rate provided under the Variable Rate Note;

     - constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above);

     - determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

     - adjusting for actual variable rates during the applicable accrual period.

To determine the fixed rate substitute for each variable rate provided under the Variable Rate Note, a United States holder generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the note.

If a Variable Rate Note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), a United States holder generally must determine interest and OID accruals by using the method described in the previous paragraph. However, the Variable Rate Note will be treated, for purposes of the first three steps of the determination, as if the note had provided for a qualified floating rate (or a qualified inverse floating rate) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) that replaces the fixed rate must be such that the fair market value of the Variable Rate Note as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

Contingent Payment Debt Obligations. If a note provides for a variable rate of interest but does not qualify as a Variable Rate Note, then the note would be treated as a contingent payment debt instrument. In general, a United States holder of such an instrument must include contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, any gain recognized by a United States holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The proper United States federal income tax treatment of notes that are treated as contingent payment debt instruments will be more fully described in the applicable pricing supplement. Furthermore, any other special United States federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of notes will be discussed in the applicable pricing supplement.

Certain Special Rules. Certain of the notes (a) may be redeemable at our option prior to their stated maturity (a "call option") and/or (b) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to special rules. Investors intending to purchase notes with such features should consult their own tax advisors, since OID consequences will depend, in part, on the particular terms and features of the purchased notes.

United States holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to OID, subject to certain limitations and exceptions.

Certain special rules generally allow any reasonable method to be used in determining the amount of OID allocable to a short initial accrual period (if all other accrual periods are of equal length) and require that the amount of OID allocable to the final accrual period equal the excess of the amount payable at the maturity of the OID note (other than any payment of qualified stated interest) over the OID note's adjusted issue price as of the beginning of such final accrual period. In addition, if an interval between payments of qualified stated interest on an OID note contains more than one accrual period, then the amount of qualified stated interest payable at the end of such interval is allocated pro rata (on the basis of their relative lengths) between the accrual periods contained in the interval.

Market Discount

If a United States holder purchases a note, other than a short-term note, for an amount that is less than the note's stated redemption price at maturity or, in the case of an OID note, for an amount that is less than the note's revised issue price, i.e., the note's issue price increased by the amount of accrued OID, the note will be considered to have market discount. The market discount rules are subject to a de minimis rule similar to the rule relating to de minimis OID, described above. Any gain recognized by the United States holder on the sale, exchange, retirement or other taxable disposition of notes having market discount generally will be treated as ordinary income to the extent of the market discount that accrued on the note while held by such United States holder.

Alternatively, the United States holder may elect to include market discount in income currently over the life of the note. Such an election will apply to market discount notes acquired by the United States holder on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS. Market discount will accrue on a straight-line basis unless the United States holder elects to accrue the market discount on a constant-yield method. Such an election will apply to the note to which it is made and is irrevocable. Unless the United States holder elects to include market discount in income on a current basis, as described above, the United States holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the note.

The Administration's 1999 budget proposal includes a provision which, if passed, would require accrual basis taxpayers to include market discount in income as it accrues. Under this proposal, a United States holder's yield for purposes of determining and accruing market discount would be limited to the greater of:

     -    the original yield to maturity of the note plus 5 percent; or

     - the applicable Federal rate at the time the holder acquired the note plus 5 percent.

There can be no certainty, however, as to whether this provision of the Administration's budget proposal will be enacted or what its effective date would be.

In the case of a foreign currency note with market discount,

          -    market discount is determined in units of the foreign currency;

          - accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the note (other than accrued market discount required to be taken into account currently) is translated into U.S. dollars at the spot rate of exchange on such disposition date (and no part of such accrued market discount is treated as exchange gain or loss); and

          - accrued market discount currently includable in income by a United States holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the note in the manner described in "--Original Issue Discount--Foreign Currency Notes" above with respect to computation of exchange gain or loss on accrued interest.

Short-Term Notes

The rules set forth above also will generally apply to notes having maturities of not more than one year from the date of issuance. Those notes are called short-term notes in this prospectus supplement. Modifications apply to these general rules.

First, none of the interest on a short-term note is treated as qualified stated interest but instead is treated as part of the short-term note's stated redemption price at maturity, thereby giving rise to OID. Thus, all short-term notes will be OID notes. OID will be treated as accruing on a short-term note ratably, or at the election of a United States holder, under a constant yield method.

Second, a United States holder of a short-term note that uses the cash method of tax accounting will generally not be required to include OID in respect of the short-term note in income on a current basis. Such a United States holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such note until the maturity of the note or its earlier disposition in a taxable transaction. In addition, such a United States holder will be required to treat any gain realized on a disposition of the notes as ordinary income to the extent of the holder's accrued OID on the note. A United States holder of a short-term note using the cash method of tax accounting may, however, elect to accrue OID into income on a current basis. In such case, the limitation on the deductibility of interest described above will not apply. A United States holder using the accrual method of tax accounting generally will be required to include OID on a short-term note in income on a current basis.

Third, any United States holders of a short-term note, whether using the cash or accrual method of tax accounting, can elect to accrue the acquisition discount, if any, on the note on a current basis. If such an election is made, the original issue discount ("OID") rules will not apply to the note. Acquisition discount is the excess of the note's stated redemption price at maturity over the holder's purchase price for the note. Acquisition discount will be treated as accruing ratably or, at the election of the United States holder, under a constant-yield method based on daily compounding.

As described above, the notes may have special redemption features. These features may affect the determination of whether a note has a maturity of not more than one year and thus is a short-term note. Purchasers of notes with such features should carefully examine the applicable pricing supplement and should consult their tax advisors in relation to such features.

Notes Purchased at a Premium

A United States holder that purchases a note for an amount in excess of the remaining redemption amount will be considered to have purchased the note at a premium. Such holder may elect to amortize such premium, as an offset to interest income, using a constant-yield method, over the remaining term of the note. Such election, once made, generally applies to all debt instruments held or subsequently acquired by the United States holder on or after the first taxable year to which the election applies. Such election may be revoked only with the consent of the IRS. A United States holder that elects to amortize such premium must reduce its tax basis in a note by the amount of the premium amortized during its holder period. For a United States holder that does not elect to amortize bond premium, the amount of such premium will be included in the United States holder's tax basis when the note matures or is disposed of by the United States holder.

Amortizable bond premium in respect of a foreign currency note will be computed in the specified currency and will reduce interest income in the specified currency. At the time amortized bond premium offsets interest income, exchange gain or loss, which will be taxable as ordinary income or loss, will be realized on the amortized bond premium on such note based on the difference between (1) the spot rate of exchange on the date or dates such premium is recovered through interest payments on the note and (2) the spot rate exchange on the date on which the United States holder acquired the note. See "--Original Issue Discount--Acquisition Premium" above for a discussion of the treatment of a note purchased for an amount less than or equal to the remaining redemption amount but in excess of the note's adjusted issue price.

Exchange of Foreign Currencies

A U.S. Holder will have a tax basis in any foreign currency received as interest or on the sale, exchange or retirement of a note equal to the U.S. dollar value of such foreign currency, determined at the time the interest is received or at the time of the sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase notes) will be ordinary income or loss.

Information Reporting and Backup Withholding

The trustee will be required to file information returns with the IRS relating to payments made to particular United States holders of notes. In addition, United States holders may be subject to a 31 percent backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee.

NON-UNITED STATES HOLDERS

Under current United States federal income tax law:

          - withholding United States federal income tax will not apply to a payment on a note to a non-United States holder, provided that:

          - the holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related to us through stock ownership or a bank receiving interest described in section 881(c)(3)(A) of the Code; and

          - the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States holder in compliance with applicable requirements, or, with respect to payments made after December 31, 2000, satisfies documentary evidence requirements for establishing that it is a non-United States holder; and

     - a non-United States holder will not be subject to United States federal income tax on gain realized on the sale, exchange, retirement or other taxable disposition of a note unless, in the case of any gain realized by an individual non-United States holder, such holder is present in the United States for 183 days or more in the taxable year of such sale and certain other conditions are met, or such holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

Despite the above, a non-United States holder that is subject to United States federal income taxation on a net income basis generally will be taxable under the same rules that govern the taxation of a United States holder receiving or accruing interest on a note or realizing or recognizing gain or loss on the sale, exchange, retirement or other taxable disposition of a note. Special rules might also apply to a non-United States holder that is a qualified resident of a country with which the United States has an income tax treaty.

 A foreign corporation whose income or gain in respect of a note is effectively connected with the conduct of a United States trade or business, in addition to being subject to regular U.S. income tax, may be subject to a branch profits tax equal to 30% of its "effectively connected earnings and profits" within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty (as modified by the branch profits tax rules). Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding if the non-United States holder delivers a properly executed IRS Form 4224 to the withholding agent.

United States information reporting requirements and backup withholding tax will not apply to payments on a note if the beneficial owner (1) certifies its non-U.S. status under penalties of perjury or, for payments made after December 31, 2000, satisfies documentary evidence requirements for establishing that it is a non-United States person, or (2) otherwise establishes an exemption.

Payments of the proceeds from the sale by a non-United States holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) may apply to a payment made outside the United States of the proceeds of a sale of a note through an office outside the United States if the broker is:

     -    a United States person;

     -    a controlled foreign corporation for United States tax purposes;

     - a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

     - with respect to payments made after December 31, 2000, a foreign partnership, if at any time during its tax year:

          - one or more of its partners are "U.S. persons" (as defined in U.S. Treasury Regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

          - such foreign partnership is engaged in a United States trade or business,

unless the non-United States holder certifies its non-United States person status under penalties of perjury or otherwise establishes an exemption.

Information reporting requirements and backup withholding tax will apply to the payment of the proceeds of a sale of a note by the U.S. office of a broker, unless the beneficial owner certifies its non-U.S. person status under penalties of perjury or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a recipient would be allowed as a credit or a refund against such recipient's federal income tax liability provided the required information is furnished to the IRS.

The U.S. Treasury Department recently issued final Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on amounts paid to non-United States persons after December 31, 2000. Such regulations, among other things, may change the certification procedures relating to the receipt by intermediaries of payments on behalf of a beneficial owner of a note. Prospective investors should consult their tax advisors regarding the effect, if any, of such new Treasury regulations on an investment in the notes.

For payments made after December 31, 2000, for purposes of applying the above rules for non-United States holders to a foreign partnership, the beneficial owner means each of the ultimate beneficial owners of the entity.

                              PLAN OF DISTRIBUTION

The notes are being offered on a continuous basis for sale by us to or through the agent. The agent may purchase notes, as principal, from us from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the agent or, if so specified in the applicable pricing supplement, for resale at a fixed offering price. If agreed to by us and the agent, the agent may also utilize its reasonable efforts on an agency basis to solicit offers to purchase the notes at 100% of the principal amount thereof, unless otherwise specified in the applicable pricing supplement. We will pay a commission to the agent, ranging from .125% to .750% of the principal amount of each note, depending upon its stated maturity, sold through the agent as our agent. Commissions with respect to notes with stated maturities in excess of 30 years that are sold through the agent as our agent will be negotiated between us and the agent at the time of such sale.

Unless otherwise specified in the applicable pricing supplement, any note sold to the agent as principal will be purchased by the agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a note of identical maturity. The agent may sell notes it has purchased from us as principal to certain dealers less a concession equal to all or any portion of the discount received in connection with such purchase. The agent may allow, and such dealers may reallow, a discount to certain other dealers. After the initial offering of notes, the offering price (in the case of notes to be resold on a fixed offering price basis), the concession and the reallowance may be changed.

We have reserved the right to sell the notes through one or more other agents or to other persons as principal. In any such events, the names of the other agents or principals will be set forth in the applicable pricing supplement.

We reserve the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers in whole or in part whether placed directly with us or through the agent. The agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by it on an agency basis.

Unless otherwise specified in the applicable pricing supplement, payment of the purchase price of the notes will be required to be made in immediately available funds in the specified currency in New York City on the date of settlement. See "Description of the Notes - General."

Upon issuance, the notes will not have an established trading market. The notes will not be listed on any securities exchange. The agent may from time to time purchase and sell notes in the secondary market, but the agent is not obligated to do so, and there can be no assurance that there will be a secondary market for the notes or that there will be liquidity in the secondary market if one develops. From time to time, the agent may make a market in the notes, but the agent is not obligated to do so and may discontinue any market-making activity at any time.

Until the distribution of the notes is completed, rules of the SEC may limit the ability of the agent to bid for and purchase notes. As an exception to these rules, the agent is permitted to engage in certain transactions that stabilize the price of the notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes.

If the agent creates a short position in the notes in connection with the offering, (i.e., if it sells more notes than are set forth on the cover page of this prospectus supplement), it may reduce that short position by purchasing notes in the open market.

In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the offering.

The agent also may impose a penalty bid on certain other agents, if any. This means that if the agent purchases notes in the open market to reduce the agent's short position or to stabilize the price of the notes, it may reclaim the amount of the selling concession from the agents who sold those notes as part of the offering.

Neither the agent nor us makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither the agent nor us makes any representation that the agent will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

The agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). We, have agreed to indemnify the agent against, and to provide contribution with respect to, certain liabilities (including liabilities under the Securities Act). We have agreed to reimburse the agent for certain other expenses.

The agent has, from time to time, provided, and may continue to provide in the future, various investing banking, commercial banking and/or financial advisory services to us, Sun, and certain of our affiliates, for which certain customary compensation has been, and will be, received. The agent has acted as representative of various underwriters in connection with public offerings of Sun's common stock in 1993, 1995 and 1996 and of our debt securities in 1996, 1997, and 1998.

From time to time, we may issue and sell other debt securities described in the accompanying prospectus, and the amount of notes offered hereby is subject to reduction as a result of such sales.

                                  LEGAL MATTERS

The legality of the notes offered hereby and the description of Federal income tax matters contained in this prospectus supplement will be passed upon for us by Jaffe, Raitt, Heuer & Weiss, Professional Corporation, Detroit, Michigan. Certain legal matters will be passed upon for the agent by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Jaffe, Raitt, Heuer & Weiss, Professional Corporation will rely on the opinions of Ober, Kaler, Grimes & Shriver, a professional corporation, Baltimore, Maryland, as to matters of Maryland law.

====================================================================


NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE US OR THE AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT WE HAVE HAD NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                  --------------------------

                       TABLE OF CONTENTS

                                                         Page
                                                         ----
                     PROSPECTUS SUPPLEMENT

About This Prospectus Supplement;
Pricing Supplements........................................2
Risk Factors...............................................2
Description of the Notes...................................5

Special Provisions Relating to
Multi-Currency Notes......................................25
Certain United States Federal
Income Tax Considerations.................................27

Plan of Distribution......................................37
Legal Matters.............................................38


                          PROSPECTUS

Available Information......................................2
Incorporation of Certain Documents by
  Reference................................................2
The Company and the Operating Partnership..................3
Risk Factors...............................................4
Use of Proceeds............................................9
Ratios of Earnings to Fixed Charges........................9
Description of Debt Securities.............................9
Description of Common Stock...............................20
Description of Preferred Stock............................22
Description of Securities Warrants........................25
Federal Income Tax Considerations.........................27
Plan of Distribution......................................33
Legal Matters.............................................34
Experts...................................................34



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                         $100,000,000



                   SUN COMMUNITIES OPERATING
                      LIMITED PARTNERSHIP






                          [SUN LOGO]







                       MEDIUM-TERM NOTES
                    DUE NINE MONTHS OR MORE
                      FROM DATE OF ISSUE






                 ---------------------------

                     Prospectus Supplement
                        August 24, 1999

                 ---------------------------








                        LEHMAN BROTHERS





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